A PROFESSIONAL SERVICES FIRM
Certified Public Accountants | Business Consultants
dm-t
decoria • maichel • teague
1105 W. Francis, Suite A
Spokane, Washington 99205

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated January 9, 2008, with respect to the balance sheets of Timberline Resources Corporation as of September 30, 2007 and 2006, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report is incorporated by reference into the Registration Statement on Form S-8 under the Securities Act of 1933 dated September 4, 2008.

DeCoria, Maichel & Teague, P.S.

DeCoria, Maichel & Teague, P.S.
Spokane, Washington
September 4, 2008